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                                                                   EXHIBIT 10.10

                             MANUFACTURING AGREEMENT
                                 BY AND BETWEEN
                           NORRIS COMMUNICATIONS, INC.
                                       AND
                            ELTECH ELECTRONICS, INC.

This Agreement is entered into this 3rd day of December, 1998, by and between NORRIS COMMUNICATIONS, INC., a corporation having a place of business at 13114 Evening Creek Dr. South, San Diego,CA 92128, ("Buyer") and ELTECH ELECTRONICS, INC., a California corporation, having a place of business at 790 Chelmsford Street, Lowell, MA 01851 acting in party with ELTECH ELECTRONICS TECHNOLOGY, having a place of business at Plo 34, Fasa 11, Kawasan Perindustrian Senai, 81400 Senai, Johor, Malaysia("Seller").

1.0     TERM OF AGREEMENT

1.1 The term of this Agreement ("Term") shall commence on December 03, 1998 and expire on December 03, 1999 (twelve months after the commencement). In the event that neither party to this Agreement gives written notice to the other within three (3) months prior to an expiration date, this Agreement shall automatically be renewed for successive twelve-month periods, unless terminated in accordance with Section 13 or Section 17 hereof. All existing terms and conditions shall remain the same, unless specifically modified by the parties in a written amendment to this Agreement.

2.0     STATEMENT OF WORK

2.1 Buyer agrees that Seller shall be a manufacturer of certain Products for the Term, as long as schedule, delivery and pricing requirements of this Agreement are met.

2.2 Seller agrees to assemble, test, inspect, package for delivery and sell the Products only to Buyer as described in this Agreement, and Buyer agrees to purchase the Products in accordance with the terms and subject to the conditions of this Agreement.

2.3 Buyer shall consign to Seller all applicable Product documentation, including bills of material, for use in the manufacture of each Product. Seller shall make available to Buyer all necessary manufacturing, testing, inspection and other information required in the qualification of the manufacturing process, as mutually agreed by the parties, as well as a costed bill of materials for each Product, excluding certain components which, by contractual obligation with suppliers, Seller cannot divulge. Cost information provided will include material, labor and overhead on a per product basis.

2.4 Seller shall purchase parts and material for Products only from Buyer's Approved Vendor List ("AVL") as amended from time to time upon mutual agreement of the parties hereto and approved in writing by Buyer.

3.0     ORDERS

3.1 Upon execution of this Agreement, and on a monthly basis thereafter, Buyer shall supply Seller with a six-month rolling forecast of orders for each Product.

3.2 Pursuant to this Section 3, Buyer shall issue written purchase orders ("Purchase Orders") signed by an authorized representative of Buyer. Such Purchase Orders shall, at a minimum, indicate the quantity, description, revision level(s), price, ship-to address, and delivery schedule for each Product ordered. Buyer shall ensure that the delivery schedule contained in each Purchase Order will allow for the appropriate product lead time as specified on the quotation received from Seller.

3.3 Starting with the execution of this Agreement, and in accordance with Sections 4 and 5 below, Buyer shall issue firm Purchase Orders for Products to be delivered during the first 90-day period of each rolling forecast.

3.4 Each Purchase Order shall become effective only upon the earlier to occur of (i) written acceptance of the Seller, or (ii) the passage of ten (10) days after Seller's receipt. The parties hereby agree that where any term or provision in



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        any Purchase Order conflicts with or could be construed to alter a term or provision of this Agreement, the term or provision herein shall govern.

4.0     RESCHEDULES AND CANCELLATIONS

4.1 Seller shall use commercially reasonable efforts to accommodate any reschedule request, subject in each case to material availability, available capacity and other factors impacting the manufacturing process, and subject to the following guidelines:

        (a) Orders scheduled for delivery within ninety (90) days are not cancelable.

        (b) Orders scheduled for delivery within 90 days are reschedulable using the following time frames as a guideline:

                o The first two months of the quarter are fixed with the third month of the quarter Open to reschedules at 100% into the next month, which upon the new quarter, the buyer will receive said rescheduled quantity.

        (c) Orders scheduled for delivery beyond ninety (90) days may be rescheduled two times. Orders scheduled within 60-90 days may be rescheduled once.

        (d) Buyer will be responsible for all non-cancelable, non-returnable or custom parts pursuant to Section 3.1.

4.2 Reschedules must be in the form of written changes to existing Purchase Orders and shall be effective only upon written acceptance by Seller.

4.3 Either party may at any time request delivery of a Product on an earlier date. Both parties shall use commercially reasonable efforts to accommodate such requests. Acceptance of Products delivered in advance in accordance with Buyer's request constitute Buyer's agreement to pay the corresponding invoice as well as any incremental overtime or material expediting charges incurred by Seller. Such incremental charges, if any, must be approved in advance by Buyer.

4.4 Any excess material, components and products that were purchased based upon Buyer purchase order and/or based upon Buyer's forecast and held by the Seller due to, and not limited to, reschedules, cancellations, engineering change orders (ECOs), or mix changes and not used or dispositioned as directed by Buyer, within three (3) months of expected shipment or usage date ("Excess Material"), will be returned to Buyer. Excess Material shall also include all other components and materials purchased by Seller for the manufacture of Products pursuant to a Purchase Order accepted by the Seller which Products have not been completed at the time of a termination of this Agreement. Excess material shall be billed at cost plus a 15% handling charge. In addition, Buyer will be responsible for all excess material due to minimum order quantities.

4.5 Buyer will be assessed a 2% per month carrying charge for all excess material as defined in Paragraph 4.4 above and reschedules subject to the provisions of Paragraph 4.1.

5.0     INVENTORY PLANNING EXPOSURE

5.1     The Seller agrees to maintain a minimum finished goods inventory of one
        (1) month based on the rolling forecasts provided by the Buyer. Buyer agrees to provide seller with monthly consumption information to aid in the development of the stocking position.

5.2 In the event of an order cancellation and/or change in Buyer's forecast, Buyer's maximum liability will be limited to one (1) month of finished goods, 100% of work-in-process, 100% of raw stock, and 100% of Excess Material. Seller agrees to use all reasonable efforts to return components to it's manufacturer.

5.3 Sudden significant changes in the rolling forecast due to errors or omissions on the part of the Buyer versus real demand changes by the Buyer shall not be cause for issuance of late delivery notices affecting Seller's delivery PPM.



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6.0     PRICING

6.1 Buyer may incorporate engineering changes or other modifications to the Products being manufactured. All such engineering changes shall be set forth in written ECOs furnished by Buyer to Seller. Buyer shall be advised of all price and schedule impacts incurred by Seller in connection with such changes. Seller shall not commence implementation of engineering changes until written approval has been received by Buyer authorizing all price impacts. Buyer will advise Seller of date that ECO will be implemented. Seller will set forth best efforts that the ECO process will be implemented within one week of approval. Seller will ensure that products impacted by ECO will be updated and marked according to the specified ECO. ECOs are not to exceed two weeks providing Eltech has received a full ECO documentation package. In the event the ECO would take longer than two weeks, Buyer will be notified.

6.2 Seller shall charge a one-time, nonrecurring engineering ("NRE") fee for each surface mount and thru-hole project to cover programming, verification and debugging of surface mount equipment.

6.3 In addition to the selling price Buyer shall be responsible for all freight, insurance, duty, tax and other handling costs incurred by Seller in connection with the shipping of Products to Buyer or Buyer's customers.

6.4 In the event Buyer obtains a lower price from sources other than from Seller, Buyer will allow Seller the right of first refusal. Buyer will provide Seller all necessary cost information to allow Seller to meet Buyer's lowest price.

7.0     DELIVERY

7.1 The risk of loss and title to products shall pass to Buyer at point of manufacture.

7.2 Seller shall package each product according to written specifications supplied by the Buyer. Seller shall take reasonable steps needed to insure maximum protection from damage due to handling and other hazards which might occur during transit.

7.3 A packing list will accompany each shipment and include, at a minimum, the purchase order number, Buyer's part number, quantity, quantity back-ordered, date of shipment and country of origin.

7.4     Buyer shall designate method of all shipments.

8.0     PAYMENT TERMS

8.1 Payments shall be made in US dollars within thirty (30) days of shipment.

8.2 All payments to be received from Buyer's customer(s) that relate to product(s) produced by Seller shall be directly remitted from Buyer's customer(s) to the following address:

                Norris Communications, Inc.
                P. O. Box 414433
                Boston, MA 02241-4433

8.3     BankBoston will be facilitating the lockbox account outlined in section
        8.2. It will be solely used with transactions specifically associated between Buyer and Seller. All checks received at the lockbox will be photocopied by BankBoston and sent to Buyer. In addition, BankBoston will forward by fax a summary of all checks received into the lockbox to both Buyer and Seller. Said funds will be identified by BankBoston prior to check(s) clearing the US Banking System.

8.4 All funds received at the lockbox stated within section 8.2 shall be temporarily in the custody of Seller.

8.5 Seller will apply funds obtained in connection with section 8.2 to Buyers outstanding payables due to Seller on or about the date funds clear the US Banking System.(in most cases 1 to 3 days after receipt of fax summary from bank). Upon application of said funds, the remaining funds will be wired transferred to Buyer.



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8.6     The Seller may from time to time demand different terms of payment from those specified herein whenever it reasonably appears that the Buyer's financial condition requires such change, and may demand assurance of the Buyer's ability to pay whenever it reasonably appears that such ability is in doubt. Such demand shall be in writing.

8.7 If Buyer disputes the amount due pursuant to any invoice, the Buyer may only withhold payment of the amount in dispute if the Seller is notified in writing of the dispute in question within fifteen (15) days of receipt of the subject invoice. Otherwise, payment shall be made in full as required by this Section 8. Each party shall refund any disputed amount already paid to the other party after receipt of satisfactory supporting evidence. In no case shall any adjustment, refund, or credit be issued for any items after six (6) months following the original date of the subject invoice, unless such items are called to the attention of the Seller in writing within six (6) months following the original date of the subject invoice.

8.8 All invoices will be in writing and contain, at a minimum, the following information: Buyer invoice and ship-to address, Buyer purchase order number, product or service description, quantity of goods shipped, unit and extended price, and method of shipment.

9.0     PRODUCT QUALITY STANDARDS; BUYER'S REMEDY FOR NON-CONFORMANCE

9.1 Buyer and Seller hereby agree to mutually establish the standards of Product quality. Seller shall adopt commercially acceptable processes and procedures for quality control, and Buyer shall adopt commercially acceptable processes and procedures for incoming inspection of Products.

9.2 Prior to each shipment of Products to the Buyer or Buyer's customers, , Seller shall perform Quality Control Tests as specified by the Buyer. Buyer may inspect Seller's manufacturing and quality control facilities at any reasonable time upon advance notice. Upon request, Seller will make reasonable efforts to provide Buyer with access to Seller's quality control documentation applicable to Products in process and previously shipped to Buyer. Buyer's personnel shall comply with Seller's security and safety regulations while on Seller's premises.

9.3 All Products ordered by Buyer pursuant to this Agreement shall be subject to an Incoming Inspection by Buyer at the Products' destination or at the source of manufacture at the agreement of Buyer and Seller. The Buyer shall accept all Products which pass such Incoming Inspection. All Products not explicitly rejected within thirty (30) days pursuant to this Section 9.3 shall be deemed to be accepted.

9.4 Upon receipt of notice of rejection, Seller shall, within two (2) days of such notice of rejection, either (i) provide Buyer with a "Return Product Authorization" authorizing the Buyer to return such rejected products to Seller at Seller's expense and pursuant to which Seller may designate a carrier and method of shipment, or (ii) replace such rejected Products. In the event that Seller elects to provide Buyer with a Return Product Authorization, Buyer, in order to obtain replacement or repair of the rejected Products, shall arrange for shipment of the rejected Products to the Seller, F.O.B. Buyer's dock, within five (5) days of receipt of the Return Product Authorization. In the event that Seller receives the rejected Products from Buyer and determines, by means of performance of additional Quality Control Tests on the rejected Products and/or other evidence, that the alleged defects in the Products are not the result of failure to meet the applicable Quality Standards on the part of the Seller, Seller shall present the Buyer with a quotation for repair services outlining the price and delivery. Buyer shall issue a purchase order to Seller prior to the commencement of work.

9.5 In the event the Seller has tested and performed troubleshooting on nonfunctional boards, and they have been determined not to have a manufacturability problem that should have been identified according to Seller's quality system, the boards will be identified, shipped, and invoiced to the Buyer.

9.6 Buyer's remedies as set forth in Sections 9, 10, 11 and 13 shall be Buyer's sole remedies with respect to the non-conformance of Products with any requirements, terms or conditions of or pursuant to this Agreement.

9.7 Buyer agrees to list and track serial numbers and date codes on a product-by-product basis.

10.0    WARRANTY

10.1    Warranty by Seller



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THE FOLLOWING WARRANTY FOR PRODUCTS IS IN LIEU OF ALL CONDITIONS OR WARRANTIES,
EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ON THE PART OF THE SELLER.

Seller warrants that upon delivery and for a period of twelve (12) months following receipt of a product by Buyer or Buyer's customer(s), such Product will be free from material and workmanship defects according to Sellers quality system. If products delivered fail to meet the warranties contained herein, then Seller, at Buyer's option, shall correct such failure by repair, replacement or cancellation of the order, as determined in Buyer's sole discretion.

10.2    Warranty by Buyer

Buyer warrants that, at the time of delivery of consigned materials and tools (as defined in Section 12 hereof), Buyer has free and clear title to the consigned materials and tools. Buyer warrants the consigned materials and tools against faulty workmanship and materials, that they meet applicable specifications and that the tools perform the functions on which the Seller will rely to manufacture the Products. Buyer warrants and represents that it is the owner of any and all proprietary rights in the information provided to Seller in order to manufacture the Products, and that the Buyer has the unqualified right to make available to the Seller the consigned materials, tools, and other information, including drawings, designs and specifications, for use by the Seller hereunder, and to grant licenses, if required, under the terms of this Agreement. Buyer shall indemnify Seller, its employees, agents, shareholders, licensees, sublicensees, successors and assigns from any and all damages, costs and liabilities incurred by any of them arising out of the breach of the foregoing warranty by Buyer.

10.3 Seller agrees that any rights it may have against any supplier of components or other materials used in products manufactured hereunder, which rights arise out of a breach of any warranty of supplier with respect to such materials or components be subrogated to Buyer.

11.0    LIMITATION OF LIABILITY

11.1 EXCEPT AS SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL SELLER BE LIABLE IN CONNECTION WITH THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT, WARRANTY OR INDEMNITY, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AND IN NO EVENT SHALL SELLER'S LIABILITY ARISING OUT OF THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, WHETHER ARISING OUT OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) UNDER ANY WARRANTY, INDEMNITY OR ANY OTHER LEGAL OR EQUITABLE FORM OF ACTION, EXCEED THE GREATER OF (A) THE AGGREGATE PURCHASE PRICE PAID BY THE BUYER FOR SUCH PRODUCTS AND/OR SERVICES UNDER THE AGREEMENT, OR (B) BUYER S ACTUAL DAMAGES INCLUDING REASONABLE ATTORNEYS FEES AND OTHER COSTS INCURRED BY BUYER. IN NO EVENT SHALL THESE COSTS EXCEED 120% OF PURCHASE PRICE PAID BY THE BUYER.

11.2 SELLER IS PERFORMING WORK PURSUANT TO SPECIFICATIONS PROVIDED BY BUYER; THEREFORE, SELLER SHALL NOT BE LIABLE FOR THE TECHNICAL ADEQUACY OR DESIGN OF THE PRODUCTS, NOR SHALL SELLER BE LIABLE FOR THE SAFETY OR REGULATORY COMPLIANCE OF THE PRODUCTS (UNLESS CAUSED BY SELLER'S NEGLIGENCE), INCLUDING, BUT NOT LIMITED TO, ENSURING THE PRODUCT MEETS APPLICABLE GOVERNMENT OR RESPONSIBLE AGENCY REGULATIONS. BUYER AGREES TO INDEMNIFY AND SAVE SELLER HARMLESS FROM AND AGAINST ALL LOSSES, EXPENSES OR DAMAGES ARISING OUT OF ANY CLAIM RESULTING FROM SELLER'S COMPLIANCE WITH BUYER'S SPECIFICATIONS, AND SELLER AGREES TO INDEMNIFY AND SAVE BUYER HARMLESS FROM AND AGAINST ALL LOSSES, EXPENSES OR DAMAGES ARISING OUT OF ANY CLAIM RESULTING FROM SELLER'S NEGLIGENCE IN FAILING TO COMPLY WITH BUYER'S SPECIFICATIONS.

12.0    TOOLING AND TEST EQUIPMENT



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The tooling and test equipment supplied by the Buyer will remain the property of
Buyer. The parties agree to the following provisions with respect to the Tools:

12.1 Seller expressly agrees that all Tools are the property and assets of Buyer. Seller shall not assign, lease, license, pledge, loan, mortgage or otherwise part with possession or the right to possess the tools. Seller shall allow no claims, encumbrances or liens with respect to the Tools and shall not state or imply to any third party that Seller is the owner of the Tools.

12.2 Seller agrees that all Tools will be used only to manufacture Buyer's Products, unless otherwise approved by the Buyer.

12.3 The Seller agrees that it will follow normal industrial practice in the identification and maintenance of the property control records on all such tooling, and will make such records available for inspection by the Buyer at all reasonable times. After the termination or completion of such order(s) and upon the request of the Buyer, the Seller shall furnish a list of such tooling in the form requested and shall make such tooling available for disposition by the Buyer.

13.0    DEFAULT - DUE ON DEMAND

13.1 Should either party become insolvent or be a party to any bankruptcy or receivership proceedings, either party may, with or without previous written notification to the other, declare this Agreement terminated.

13.2 If either party shall be in default with respect to any of its obligations herein, the other party may notify the defaulting party in writing specifying the nature of the default; and if such default is not cured within thirty (30) days after the receipt of such notice, the notifying party may terminate this Agreement as of the effective date of notice of termination provided to the defaulting party.

13.3    In the event that Seller terminates this Agreement pursuant to this
        Section 13, Buyer shall forthwith pay to Seller (i) all outstanding invoices, (ii) the per unit price for all completed but unshipped Products as of the termination, plus freight and other charges hereunder, and (iii) the cost of all Excess Materials, plus a 15% handling charge. Seller's rights pursuant to this Section 13 are its sole and exclusive remedy at law or equity.

14.0    TERMINATION

This Agreement may be terminated by either party upon 120 days prior written notice. In the event of such termination, Seller shall continue shipment of all orders accepted prior to the date of such notice, and Buyer shall remain obligated to accept and pay for such deliveries at the agreed-upon price, and to be liable for payment for all Excess Material pursuant to Section 4 & 5 hereof, but in any event no later than the date of termination of this Agreement.

15.0    GENERAL PROVISIONS

15.1    Entire Agreement; Amendment

This document and its Exhibits contain the entire Agreement between the parties relating to the subject matter hereof. All prior or contemporaneous agreements, written or oral, between the parties regarding the Products and services are superseded by this Agreement. This Agreement may not be modified except by written document signed by an authorized representative of each party. Buyer and Seller are to adhere to the Mutual Confidentiality Agreement entered on July 24th, 1997.

15.2    Force Majeure

Neither party shall be liable for delay or defaults due to fire, weather, riot, strikes, acts of God, acts of the public enemy, or other similar unforeseeable events or causes beyond the reasonable control and without the fault or negligence of the party incurring such delay.

15.3    Waiver



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No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing by the other party. No consent, waiver, or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

15.4    Nonassignment

Neither party shall assign this Agreement without the consent of the other party provided, however, that either party may assign this Agreement and its rights hereunder, without the consent of the other, to its parent corporation or any subsidiary or corporate affiliate of it.

15.5    Controlling Law

This Agreement and all transactions under it shall be governed by the laws (excluding choice of law rules) of and within the state of New York.

15.6    Arbitration

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be resolved by arbitration in Boston, Massachusetts, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be enforced in any court having jurisdiction thereof.

15.7    Severability

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.8    Headings

All headings and captions included in this Agreement are for convenience of reference only and are not intended to affect the interpretation of any provision hereof.

16.0    CONTINGENCY PLANNING

In case of an act of God or unplanned events impacting Buyer's supply line of product, Eltech Malaysia will supply Eltech East (Lowell, Massachusetts) with a complete documentation packages of all boards being built for Buyer and required technical support to build product. Eltech will make best efforts to commence production of boards in a thirty (30) day period.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in one or more counterparts, on the dates set forth below:

ELTECH ELECTRONICS, INC.
(Seller)
By /s/ John Vallone
John Vallone
(Typed Name)
Title: President, Eltech Electronics, Inc.
Date: 12/7/98

(Buyer)
/s/ FRED FALK
Fred Falk
(Typed Name)
Title: President and CEO
Date: 12-8-98



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